Exhibit 10.16

English Summary of the Memorandum of Understanding (the “Agreement”) dated as of June 1, 2011, by and between Asifey Bar (AGSH) (the “Service Provider”) and Evogene Ltd. (the “Company”), as amended by Amendments dated June 14, 2012 and October 27, 2012.

•	Subject Matter of Agreement: Provision of land and services by the Service Provider to the Company for purposes of growing plants for the Company’s scientific and agricultural experiments.

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Premises Covered by Agreement: 120 dunams (120,000 square meters or 1,291,670 square feet) of land and an additional 70 square meter (or approximately 750 square feet) structure located in Kibbutz Beit Guvrin, Israel (the “Original Premises”).

Under the October 27, 2012 amendment to the Agreement, effective as of November 15, 2012, the Company returned the Original Premises to the Service Provider on an interim basis, in exchange for an alternative lot of 170 dunams (170,000 square meters or approximately 1,829,864 square feet) size (the “Alternative Premises”) made available by the Service Provider for use under the Agreement. This exchange will end on September 1, 2013, on which date the Company will receive back the Original Premises for use under the Agreement and will return the Alternative Premises to the Services Provider (the interim period from November 15, 2012 until September 1, 2013 is referred to herein as the “Intermediate Period”).

•	Services Covered by Agreement: The Service Provider performs the following services—processing, sowing, irrigation, spraying and harvesting—in accordance with instructions from the Company.

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Term of Agreement: 48 months, from June 1, 2011 until June 1, 2015. The Company may, at its discretion, extend the term of the Agreement for an additional period of between 3 years and 5 years from the date of termination of the initial 48 month term.

•	Fees Due from the Company:

The following categories of fees are owed by the Company to the Service Provider under the Agreement:

—Management fees equal to NIS 24,000, plus VAT per year for the structure; NIS 120,000, plus VAT, per year for the Original Premises (the required payment of which is suspended during the Intermediate Period), and NIS 170,000, plus VAT, per year for the Alternative Premises (the applicable portion of which is due for the Intermediate Period, which lasts less than one year).

—Service fees for services performed by the Services Provider, at the set rate paid to workers in the Israeli union of cultivation workers.

—Water fees, at the same rate charged to the Service Provider by the Israeli water company, Mekorot.

•	Termination: The Company may terminate the Agreement at any time throughout the term upon 120 days prior written notice.